AMENDMENT NO. 4
TO
AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT

THIS AMENDMENT No. 4 TO THE AMENDED AND RESTATED FUND
PARTICIPATION AGREEMENT ("Amendment"), is dated as of April 1, 2015, by and between ULTRA SERIES FUND ("TRUST") a Massachusetts business trust, MDF Distributor, LLC (formerly Mosaic Funds Distributor, LLC) ("DISTRIBUTOR"), a Wisconsin limited liability company, and CMFG Life Insurance Company ("CMFG Life") (formerly CUNA MUTUAL INSURANCE SOCIETY) ("LIFE COMPANY"), a life insurance company organized under the laws of the State of Iowa.

WHEREAS, Trust, Distributor and Life Company are parties to that certain Amended and Restated Fund Participation Agreement dated as of June 30, 2009, as amended ("Agreement");

WHEREAS, since the Effective Date of the Agreement, the names of the Distributor and Life Company have changed; the available Portfolios have changed, and the parties desire to add additional services currently performed under a separate Services Agreement to the Agreement and to add the Compensation and Fees to be paid for services performed under the Agreement;

WHEREAS, the purpose of this Amendment is to account for such changes.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereto agree as follows:

1.Distributor Name Change. All references in the Agreement to "Distributor" shall hereafter mean "MFD Distributor, LLC" ("MFD"); and

2.Life Insurance Name Change. All references in the Agreement to the "Life Company" and "CUNA Mutual" shall hereafter mean CMFG Life insurance Company ("CMFG Life"); and

3.Appendix A. Appendix A to the Agreement is amended and restated to reflect the available Portfolios and classes; and

4.Appendix B. Appendix B to the Agreement is amended and restated to reflect the names of the Separate Accounts; and

5.Appendix C. Appendix C is added to the Agreement to reflect administrative services being performed under a separate Administrative Services Agreement that will now be included in the Agreement; and

6.Appendix D. Appendix D is added to the Agreement to reflect the Compensation and Fees to be paid for services under the Agreement.

7.No Other Changes. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment to the Amended and Restated Fund Participation Agreement as of the date and year first above written

MFD DISTRIBUTOR, LLC                ULTRA SERIES FUND

/s/ Elizabeth A Dettman                    /s/ Katherine L. Frank
Elizabeth A Dettman                    Katherine L. Frank
Title: CFO                        Title: President

CMFG Life Insurance Company

/s/ Kevin Thompson
Kevin Thompson
Title: VP

Appendix A
Portfolios

Conservative Allocation Fund (Class I and Class II1 )
Moderate Allocation Fund (Class I and Class II)
Aggressive Allocation Fund (Class I and Class II)
Money Market Fund (Class I and Class 11)
Bond Fund (Class I and Class II)
High Income Fund (Class I and Class II)
Diversified Income Fund (Class I and Class II)
Large Cap Value Fund (Class I and Class II)
Large Cap Growth Fund (Class I and Class II)
Mid Cap Fund (Class I and Class II)
Small Cap Fund (Class I and Class II)
International Stock Fund (Class I and Class II)
Target Retirement 2020 (Class I)
Target Retirement 2030 (Class I)
Target Retirement 2040 (Class I)
Target Retirement 2050 (Class I)

1 The Ultra Series Fund offers two classes of shares: Class I and Class II. Both classes of shares are offered to separate accounts of CMFG Life Insurance Company and Class I shares are also offered to certain CMFG Life's pension plans.

Appendix B
Separate Accounts

CMFG Life Variable Life Insurance Account
CMFG Life Variable Annuity Account
CMFG Life Group Variable Annuity Account

Appendix C
Administrative Services

In addition to the services performed as stated in Article I and III of the Agreement, CMFG Life agrees that it or its affiliates shall provide administrative services ("Administrative Services") to current and prospective owners of Variable Contracts including, but not limited to:

•	necessary personnel and facilities to establish and maintain accounting records for Variable Contracts owners;

•	receiving, aggregating and processing Variable Contracts owners' orders;

•	providing and maintaining elective Variable Contracts owners' services such as preauthorized investment and/or redemption plans;

•	furnishing Variable Contract owners prospectuses, proxy statements, annual and semiannual reports to shareholders and other communications;

•	servicing Variable Contract owners, including answering questions and handling correspondence from Variable Contract owners;

•	reporting and withholding federal and state income tax related to Variable Contract owners' accounts; and

•	providing such other assistance and services as may be reasonably requested by the Trust.

Appendix D
Compensation and Fees

Payments to Life Company, if any, under the Agreement will be calculated and paid by the Distributor or its affiliate or agent as provided below.

Fees must be broken out separately to show fees paid pursuant to a distribution plan adopted by the Funds' board of trustees for certain classes of Shares pursuant to Rule 12b-l under the Investment Company Act of 1940 (the "1940 Act"), and revenue sharing fees, if any, to be paid to Life Company. Unless otherwise specified, all fees in the table below represent revenue sharing fees.

Distributor shall pay (or shall cause to be paid) to Life Company the following fees per annum, calculated monthly based on the average daily net asset value of shares of each class of each Fund held on behalf of the Plans. Fees shall be paid quarterly in arrears within 30 days after the end of the quarter by wire transfer or check to Life Company. Distributor shall keep adequate and accurate records with respect to the calculation and payment of the fees hereunder. Such records shall be provided to Life Company upon request for purposes of auditing and reconciliation of payment amounts.

Class I and II Shares	Fees
Conservative Allocation Fund	0.06%
Moderate Allocation Fund	0.06%
Aggressive Allocation Fund	0.06%
Money Market Fund	0.00%
Bond Fund	0.12%
High Income Fund	0.12%
Diversified Income Fund	0.27%
Large Cap Value Fund	0.27%
Large Cap Growth Fund	0.27%
Mid Cap Fund	0.27%
Small Cap Fund	0.27%
International Stock Fund	0.27%
Target Retirement 2020 Fund	0.00%
Target Retirement 2030 Fund	0.00%
Target Retirement 2040 Fund	0.00%
Target Retirement 2050 Fund	0.00%

Class II Shares Only	Fees[1]
All Funds offering Class II shares	0.25%

1The total fee due shall be derived from the 12b-l fee applicable to the Class II shares of the Funds. Life Company understands and agrees that the payment of any 12b-1 Fees is subject to the limitations contained in the applicable Distribution and Service Plans (i.e. Rule 12b-1) for each class of each Fund 's Shares, which may be changed or discontinued at any time. Life Company understands that it has no right to receive payment of 12b-l Fee unless the applicable Fund pays such a fee to MFD pursuant to the applicable plan. To the extent the 12b-1 Plan is amended, this Agreement shall be automatically amended to the extent necessary to comply with the new terms of the 12b-l Plan.